                                                                    EXHIBIT 99.2

(PROXYMED LOGO)

                                                            COMPANY NEWS RELEASE


                              FOR IMMEDIATE RELEASE


IMPORTANT NOTE: ProxyMed's live teleconference call to discuss its fourth quarter and annual 2002 results is accessible by calling 1-800-915-4836 beginning at 10:00 a.m. Eastern Time on Thursday, February 20, 2003 and will be simultaneously broadcast on the Internet at WWW.PROXYMED.COM. Replays of the teleconference call will be available at WWW.PROXYMED.COM after 1:00 p.m. ET on February 20th.


CONTACT:
JUDSON E. SCHMID
CHIEF FINANCIAL OFFICER
(954) 473-1001, EXT. 353
INVESTORRELATIONS@PROXYMED.COM


           PROXYMED REPORTS RECORD REVENUES FOR THE FOURTH QUARTER AND
               ITS FIRST EVER POSITIVE ANNUAL EARNINGS PER SHARE
     - PROXYMED ALSO REPORTS ON 2002 ANNUAL RESULTS AND PROVIDES ADDITIONAL
                               MEDUNITE DETAIL -

         FORT LAUDERDALE, FLORIDA (Business Wire) February 20, 2003 - ProxyMed, Inc. (Nasdaq: PILL), a leading provider of healthcare transaction processing services, today reported its operating results for the fourth quarter and 2002 year. MedUnite, Inc., which was acquired by ProxyMed on December 31, 2002, is not included in the 2002 results.

                           FOURTH QUARTER 2002 RESULTS

         ProxyMed reported record revenues of $13.2 million for the fourth quarter, an increase of over 3% compared to revenues of $12.8 million for the same period of 2001. Net income applicable to common shareholders and diluted income per share were $0.7 million and $0.11, respectively, compared to a net loss of $4.7 million and diluted net loss per share of $1.44 for the fourth quarter of 2001. Diluted weighted average shares outstanding for the quarters ended December 31, 2002 and 2001 were 6,762,089 and 3,286,149, respectively.

         Additionally, for the fourth quarter of 2002, the Company's EBITDA profit (a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization) increased 52% to a record $1.4 million, compared to $0.9 million a year ago. Also compared to the prior year, consolidated EBITDA margins increased to 11% from 7% in 2001.

                               ANNUAL 2002 RESULTS

         For the year ended December 31, 2002, ProxyMed reported record revenues of $50.2 million, an increase of 16% compared to revenues of $43.2 million for the 2001 year. Net income applicable to common shareholders and diluted income per share were $1.3 million and $0.21, respectively, compared to a net loss of $19.1 million and diluted net loss per share of $8.81 for 2001. Diluted weighted average shares outstanding for the years ended December 31, 2002 and 2001 were 6,396,893 and 2,162,352, respectively.

         Additionally, for the 2002 year the Company's EBITDA profit increased by 158% to a record $4.0 million, compared to $1.6 million a year ago. Compared to the prior year, consolidated EBITDA margins more than doubled to 8% from 4% in 2001.

         Cash flow from operations for the year ended December 31, 2002 was $2.7 million versus $1.0 million for the prior year. Total cash at December 31, 2002, including cash acquired from MedUnite, was approximately $17.2 million and is currently at approximately $13.0 million. To ensure its cash needs for operations and capital projects for 2003, the Company has been successful in negotiating extended payment terms, including installment-based payments, for many of the larger obligations related to MedUnite in order to improve its cash flow.

         "Achieving a full year of positive earnings per share is a major milestone for ProxyMed," said Judson E. Schmid, ProxyMed's chief financial officer. "In addition, throughout the year we continued to make strong progress in our core operations, which culminated in the fourth quarter with the achievement of record revenues, EBITDA, and EBITDA margins. Our core transaction growth (excluding encounters) also continued to increase as a result of success with our payer partners and we achieved a solid sequential growth rate of 6% over last quarter, despite there being 2 fewer processing days in the quarter."


                               SEGMENT PERFORMANCE

ELECTRONIC HEALTHCARE TRANSACTION SERVICES

         The Electronic Healthcare Transaction Services segment reported revenues of $6.1 million for the fourth quarter of 2002, an increase of 13% compared to revenues of $5.4 million for 2001. EBITDA for the fourth quarters of 2002 and 2001 was flat at $0.7 million. EBITDA margins also remained steady at 12% for both quarters due to the mix in transaction revenues and increased SG&A costs in the areas of sales, implementation and HIPAA remediation.

         Sequentially, revenues increased by 6% to $6.1 million over the third quarter of 2002, while EBITDA was up 16% to $0.7 million. EBITDA margins also improved to 12% from the 11% margins achieved last quarter.

         For the 2002 year, the transaction segment reported revenues of $22.4 million, an increase of 32% over 2001 revenues of $16.9 million. EBITDA grew from $0.5 million in 2001 to $2.2 million in 2002 while annual EBITDA margins increased from 3% to 10%.

         During the fourth quarter, ProxyMed continued its growth by adding 22 new payers and strategic partners and also adding over 4,000 new physicians representing over 14,400 services sold, or 3.6 services sold per physician, in its transaction segment.

         "Since the driving force behind ProxyMed's growth is our transaction business, we are pleased at our continued progress in this segment, as highlighted by the strong sequential growth of 6% in our core transaction volume," said Nancy J. Ham, ProxyMed's president and chief operating officer. "In addition, the number of new physicians and partners that we signed in the quarter provide a strong foundation for accelerating growth in the first two quarters of 2003. We are confident that our recent investments in expanding our implementation throughput have us well positioned to quickly bring these customers into production."

LABORATORY COMMUNICATIONS SOLUTIONS

         The Laboratory Communications Solutions segment reported revenues of $7.1 million for the fourth quarter of 2002, a decrease of 4% compared to revenues of $7.4 million for 2001. However, due to proactive cost controls implemented early in the fourth quarter, EBITDA for the quarter increased 45% to $1.4 million. EBITDA margins increased from almost 13% to over 19% as a result of the mix of revenues and cost controls implemented.

         Sequentially, revenues were flat compared to the third quarter of 2002 while EBITDA was up 28% from $1.1 million. EBITDA margins also improved from last quarter's margin of 15%.

         For the 2002 year, the lab segment reported revenues of $27.7 million, an increase of over 5% compared to revenues of $26.3 million for 2001. EBITDA for the 2002 year was up slightly to $4.4 million while annual EBITDA margins remained steady at 16%.

         During the fourth quarter, ProxyMed introduced two significant new products. First, ProxyMed announced the general availability of Report Tracker, an innovative, comprehensive and scalable reporting technology. Report Tracker technology provides proof of delivery and audit trail capabilities in a design that can host a variety of access control devices and also take advantage of Internet connectivity options. This new design allows labs the level of control and security they need for HIPAA, as well as greater flexibility to take advantage of evolving connectivity options and protocols. ProxyMed also introduced Quick-Req, its new modular approach to lab order entry/result reporting solutions. Initial feedback and interest on both products has been strong.

         "Even with the relative maturity of our lab business, we continue to maintain strong profitability. We achieved this by focusing on higher margin products, implementing cost controls, and completing the successful integration of our KenCom acquisition," added Nancy Ham. "Looking ahead to 2003, we are well-positioned with new technologies targeted at upselling our existing large customer base, and with increasing penetration into newer markets such as anatomical pathology."

                                   STATISTICS

         Management considers the following metrics important to monitor its transaction business:

        ---------------------------------- -------------- ------------    ------------- --------------- -------------
                   DESCRIPTION                ANNUAL        ANNUAL            Q/E            Q/E            Q/E
                                               2002          2001           12/31/02       9/30/02        12/31/01
        ---------------------------------- -------------- ------------    ------------- --------------- -------------
        Core   transactions    (excluding     89,122,600   60,072,800       24,534,800   23,211,800(1)    19,272,600
        encounters)

        Encounters                            25,044,900   27,418,800        5,571,500       5,977,400     7,195,600
                                             -----------   ----------       ----------      ----------    ----------
        TOTAL TRANSACTIONS                   114,167,500   87,941,600       30,106,300      29,189,200    26,468,200
                                             ===========   ==========       ==========      ==========    ==========
        Number of direct physicians                                             74,000          70,000        60,000

        Number of indirect physicians                                           63,850          56,250        40,000

        Number of services  utilized  per                                      2.5            2.05        1.3 (est)
        all direct physicians

(1) Includes "acquired transactions" from Q3 2002 acquisitions


                                   ACQUISITION

         In addition to these operating events, during the fourth quarter of 2002 ProxyMed also acquired all of the capital stock of MedUnite, Inc., a leading provider of healthcare claims processing services founded by seven of the nation's largest health insurance companies, for $10.0 million in cash and $13.4 million in 4% convertible notes. In addition to the consideration paid, ProxyMed has also recorded approximately $9.0 million in acquisition-related expenses including transaction and exit costs. While the year end 2002 audited balance sheet of MedUnite is still being finalized, the purchase price is expected to include the following allocation to intangible assets:

               o Customer relationships of $6.6 million to be amortized over 10 years

               o Legacy technology platform of $1.2 million to be amortized over 1 year

               o New technology platforms of $4.8 million to be amortized over 5 years. Additional development expenditures of $2.0 million are expected to be spent in relation to these projects in 2003

               o  Goodwill of approximately $23 million

         The acquisition of MedUnite on December 31, 2002 did not have any significant financial impact on ProxyMed's results of operations in the fourth quarter of 2002, other than the incurring of $97,000 in acquisition expenses, which were included in the company's operating expenses.

         "With all of the progress we made in 2002 it was extremely rewarding to culminate the year with our acquisition of MedUnite. The combined operations of ProxyMed and MedUnite create the second largest physician claims clearinghouse in the country," said Michael K. Hoover, ProxyMed's chairman and chief executive officer. "Our goal for 2003 is clear - integrate MedUnite into our existing operations to achieve positive cash contribution from MedUnite as soon as possible and expand our relationship with the seven founding members and NDCHealth. Achieving both of these goals will provide a solid base to increase shareholder value."


ABOUT PROXYMED - WHERE HEALTHCARE CONNECTS(TM)

ProxyMed solves the business problems of physician offices every day by automating their financial, administrative and clinical transactions with healthcare institutions. To facilitate these services, ProxyMed operates ProxyNet(R), its secure, proprietary national electronic information network, which provides physicians and other healthcare providers with direct connectivity to one of the industry's largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories. ProxyMed exceeds customer expectations through our expertise, proven methodologies and dedication to service excellence.


SAFE HARBOR STATEMENT

NOTE: THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR CURRENT ASSUMPTIONS AND EXPECTATIONS REGARDING FUTURE EVENTS. WHILE THESE STATEMENTS REFLECT OUR CURRENT JUDGMENT, THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM PROJECTED RESULTS DUE TO A NUMBER OF FACTORS, INCLUDING, THE SOUNDNESS OF OUR BUSINESS STRATEGIES RELATIVE TO THE PERCEIVED MARKET OPPORTUNITIES; OUR ABILITY TO INTEGRATE MEDUNITE INTO OUR EXISTING OPERATIONS, OUR ABILITY TO IDENTIFY SUITABLE FUTURE ACQUISITION CANDIDATES; OUR ABILITY TO SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS; OUR ABILITY TO SUCCESSFULLY DEVELOP, MARKET, SELL, CROSS-SELL, INSTALL AND UPGRADE OUR CLINICAL AND FINANCIAL TRANSACTION SERVICES AND APPLICATIONS TO CURRENT AND NEW PHYSICIANS, PAYERS, MEDICAL LABORATORIES AND PHARMACIES; OUR ABILITY TO COMPETE EFFECTIVELY ON PRICE AND SUPPORT SERVICES; OUR ASSESSMENT OF THE HEALTHCARE INDUSTRY'S NEED, DESIRE AND ABILITY TO BECOME TECHNOLOGY EFFICIENT; AND OUR ABILITY AND THAT OF OUR BUSINESS ASSOCIATES TO COMPLY WITH VARIOUS GOVERNMENT RULES REGARDING HEALTHCARE AND PATIENT PRIVACY. THESE AND OTHER RISK FACTORS ARE MORE FULLY DISCUSSED IN THE RISK FACTORS DISCLOSURE IN OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 AND OUR OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH WE STRONGLY URGE YOU TO READ. WE EXPRESSLY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS. WHEN USED, THE WORDS "BELIEVES," "ESTIMATED," "EXPECTS," "ANTICIPATES," "MAY" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.

MORE INFORMATION ON PROXYMED IS AVAILABLE ON ITS HOME PAGE AT www.proxymed.com.

                         PROXYMED, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                 Three Months Ended December 31,       Year Ended December 31,
                                                                 -------------------------------    -----------------------------
                                                                      2002             2001             2002             2001
                                                                  ------------     ------------     ------------     ------------
Revenues                                                          $ 13,193,600     $ 12,773,200     $ 50,181,800     $ 43,230,300
                                                                  ------------     ------------     ------------     ------------
Costs and expenses:
     Cost of sales                                                   5,962,800        6,497,300       23,023,500       20,408,000
     Selling, general and administrative expenses                    5,817,400        5,345,800       23,144,700       21,266,900
     Write-of of impaired assets                                        37,500           91,100           37,500           91,100
     Operating depreciation and amortization (1)                       510,000          462,500        1,968,700        1,766,700
                                                                  ------------     ------------     ------------     ------------
           Total operating costs and expenses (1)                   12,327,700       12,396,700       48,174,400       43,532,700
                                                                  ------------     ------------     ------------     ------------

           Operating income (loss), as adjusted (1)                    865,900          376,500        2,007,400         (302,400)

Acquisition-related amortization charges                              (229,000)        (991,900)        (667,300)      (6,409,700)
Litigation settlement, net                                                  --           39,800          264,500           39,800
Interest income (expense), net                                          94,500         (105,300)         345,300         (125,600)
                                                                  ------------     ------------     ------------     ------------

           Net income (loss)                                           731,400         (680,900)       1,949,900       (6,797,900)

Deemed dividends and other charges                                          --        4,042,600          611,700       12,262,000
                                                                  ------------     ------------     ------------     ------------

           Net income (loss) applicable to common shareholders    $    731,400     $ (4,723,500)    $  1,338,200     $(19,059,900)
                                                                  ============     ============     ============     ============

Diluted income (loss) per share:                                  $       0.11     $      (1.44)    $       0.21     $      (8.81)
                                                                  ============     ============     ============     ============

Diluted weighted average shares outstanding                          6,762,089        3,286,149        6,396,893        2,162,352
                                                                  ============     ============     ============     ============

EBITDA (2)                                                        $  1,413,400     $    930,100     $  4,013,600     $  1,555,400
                                                                  ============     ============     ============     ============

(1) Excludes acquisition-related amortization charges related to goodwill and other intangibles. Amortization of goodwill ceased as of January 1, 2002 under FAS No. 142.
(2) EBITDA is a metric that ProxyMed believes is a meaningful measurement of operating performance. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles.

                         PROXYMED, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION (UNAUDITED)

                                                        Three Months Ended December 31,            Year Ended December 31,
                                                       ---------------------------------     ---------------------------------
                                                            2002               2001               2002               2001
                                                       --------------     --------------     --------------     --------------
Revenues:
     Electronic healthcare transaction processing      $  6,095,400       $  5,404,800       $ 22,439,100       $ 16,938,400
     Laboratory communication solutions                   7,098,200          7,368,400         27,742,700         26,291,900
                                                       ------------       ------------       ------------       ------------
                                                       $ 13,193,600       $ 12,773,200       $ 50,181,800       $ 43,230,300
                                                       ============       ============       ============       ============

Cost of sales:
     Electronic healthcare transaction processing      $  2,381,300       $  2,281,300       $  8,793,600       $  6,531,200
     Laboratory communication solutions                   3,581,500          4,216,000         14,229,900         13,876,800
                                                       ------------       ------------       ------------       ------------
                                                       $  5,962,800       $  6,497,300       $ 23,023,500       $ 20,408,000
                                                       ============       ============       ============       ============

Selling, general and administrative expenses:
     Electronic healthcare transaction processing      $  2,992,300       $  2,465,500       $ 11,429,600       $  9,905,600
     Laboratory communication solutions                   2,144,400          2,208,900          9,120,600          8,168,500
     Corporate                                              680,700            671,400          2,594,500          3,192,800
                                                       ------------       ------------       ------------       ------------
                                                       $  5,817,400       $  5,345,800       $ 23,144,700       $ 21,266,900
                                                       ============       ============       ============       ============

Depreciation and amortization:
     Electronic healthcare transaction processing      $    437,200       $  1,233,400       $  1,581,400       $  7,285,400
     Laboratory communication solutions                     255,600            157,900            856,700            560,600
     Corporate                                               46,200             63,100            197,900            330,400
                                                       ------------       ------------       ------------       ------------
                                                       $    739,000       $  1,454,400       $  2,636,000       $  8,176,400
                                                       ============       ============       ============       ============

Operating income (loss):
     Electronic healthcare transaction processing      $    247,100       $   (650,300)      $    597,000       $ (6,858,700)
     Laboratory communication solutions                   1,116,700            785,600          3,535,500          3,685,900
     Corporate                                             (726,900)          (750,700)        (2,792,400)        (3,539,300)
                                                       ------------       ------------       ------------       ------------
                                                       $    636,900       $   (615,400)      $  1,340,100       $ (6,712,100)
                                                       ============       ============       ============       ============

EBITDA:
     Electronic healthcare transaction processing      $    721,800       $    658,000       $  2,215,900       $    501,600
     Laboratory communication solutions                   1,372,300            943,500          4,392,200          4,246,600
     Corporate                                             (680,700)          (671,400)        (2,594,500)        (3,192,800)
                                                       ------------       ------------       ------------       ------------
                                                       $  1,413,400       $    930,100       $  4,013,600       $  1,555,400
                                                       ============       ============       ============       ============

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